Joint Filer Information

Name:	Lawrence Atinsky

Address:	345 Park Avenue South, 12th Floor New York, NY 10010

Designated Filer:	DFHTA Sponsor LLC

Issuer and Ticker Symbol:	CareMax, Inc. [CMAX]

Date of Event Requiring Statement:	February 11, 2022

The undersigned is filing the attached Statement of Changes in Beneficial Ownership on Form 4 with DFHTA Sponsor LLC with respect to the beneficial ownership of securities of CareMax, Inc.

Signatures:

/s/ Lawrence Atinsky
Lawrence Atinsky